Exhibit 5.1

February 2, 2022

Guerrilla RF, Inc.

1196 Pleasant Ridge Road, Suite 5

Greensboro, North Carolina 27409

Re:	Guerrilla RF, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Guerrilla RF, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2021 and amended as of the date hereof (the “Registration Statement”) relating to the offer and resale from time to time by selling stockholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of 33,553,772 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”).

The Shares offered pursuant to the Registration Statement include (i) an aggregate of 33,222,192 outstanding shares of common stock (the “Outstanding Shares”) and (ii) an aggregate of 331,580 shares of common stock issuable upon the exercise of outstanding warrants (the “Warrant Shares”), all of which are to be sold by the selling stockholders named in the Registration Statement.

In connection with the opinions below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company as currently in effect; (iii) the Amended and Restated Bylaws of the Company as currently in effect; (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the securities covered by the Registration Statement; and (v) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable; and

2.	The Warrant Shares have been duly authorized and upon issuance upon exercise of the applicable warrants in accordance with the terms thereof, including payment to the Company of the exercise price for such Shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement, as the same may be amended or supplemented from time to time. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

The opinions set forth herein are limited to laws of the State of Delaware that are normally applicable to the Shares covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of the law of any jurisdiction other than the Opined on Law on the opinions stated herein.

This letter is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Brooks, Pierce, Pierce, McLendon, Humphrey & Leonard, L.L.P.

BROOKS, PIERCE, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.